CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-121971 on Form S-3 of our reports dated March 9, 2005 relating to the consolidated financial statements and financial statement schedules of WPS Resources Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting principles) and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of WPS Resources Corporation for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus which is part of such Registration Statement.

Milwaukee, Wisconsin
June 1, 2005